UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

EPOCH HOLDING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EPOCH HOLDING CORPORATION
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

October 21, 2009

Dear Stockholders:

On behalf of the Board of Directors and Management of Epoch Holding Corporation (“Epoch” or the “Company”), I cordially invite you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, December 3, 2009, at 9:00 a.m. local time, at The Cornell Club of New York City, located at 6 East 44th Street, New York, New York 10017.

The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, our directors and executive officers, as well as a representative from CF & Co., L.L.P., our independent auditor, will be present to respond to any questions that you may have.

Included with the accompanying Proxy Statement is a copy of our Annual Report on Form 10-K for our fiscal year ended June 30, 2009. We encourage you to read the Form 10-K. It includes information on our operations, as well as our audited financial statements.

You may vote your shares by mail, by telephone, or via the internet. Instructions for using these convenient services are enclosed. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, I encourage you to vote your shares promptly.

Thank you for your continued interest and support. We look forward to seeing you at the Annual Meeting.

Sincerely,

Allan R. Tessler
Chairman

EPOCH HOLDING CORPORATION
Annual Definitive Proxy Statement
For the 2009 Annual Stockholders Meeting

i

EPOCH HOLDING CORPORATION
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

Notice of 2009 Annual Meeting of Stockholders

ANNUAL MEETING INFORMATION

TIME AND DATE	9:00 a.m. local time on Thursday, December 3, 2009
PLACE	The Cornell Club of New York City 6 East 44th Street New York, New York 10017
ADMISSION	Only stockholders or their respective proxies may attend the Annual Meeting. When you arrive at the Annual Meeting, please present photo identification, such as a driver’s license or passport. Beneficial owners must also provide proof of ownership of our stock as of the Record Date. If you are the beneficial owner of shares held in “street name,” you may only vote your shares in person if you have a proxy from your broker, bank or other nominee.

VOTING INFORMATION

ITEMS OF BUSINESS	• To elect seven directors to our Board of Directors for a one year term;
• To ratify the appointment of CF & Co., L.L.P. as independent registered public accounting firm for the fiscal year ending June 30, 2010; and
• To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
RECORD DATE	The Record Date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournments or postponements thereof, was the close of business on October 6, 2009.
ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.
CONFIDENTIAL VOTING	Our By-Laws provide that your vote is confidential and will not be disclosed, except in certain limited circumstances, such as when you request or consent to disclosure or as otherwise required by law. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions.

REVOKING YOUR PROXY	You can revoke your proxy at any time before your shares are voted by:
• delivering a written revocation notice prior to the Annual Meeting to:
Epoch Holding Corporation 640 Fifth Avenue, 18th Floor New York, New York 10019 Attention: Adam Borak, Secretary;
• submitting a later-dated proxy; or
• voting in person at the Annual Meeting.
Attending the Annual Meeting does not revoke your proxy unless you vote in person at the Annual Meeting.
PROXY VOTING	PLEASE SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE OR MARK, SIGN, DATE AND RETURN YOUR PROXY BY MAIL.

By Order of the Board of Directors

Adam Borak
Secretary

October 21, 2009

EPOCH HOLDING CORPORATION
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

PROXY STATEMENT

We are providing these proxy materials in connection with Epoch Holding Corporation’s 2009 Annual Meeting. This proxy statement, the accompanying proxy card and our 2009 Annual Report on Form 10-K are being mailed, or made available via the internet as described below, to our stockholders on or about October 23, 2009. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read the proxy statement carefully.

This year, the Company is furnishing proxy materials to stockholders via the internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders on or about October 23, 2009. We will also continue to mail a printed copy of this proxy statement and form of proxy to certain stockholders and we expect that mailing to also begin on or about October 23, 2009.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Epoch Holding Corporation is soliciting your vote at the 2009 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting:

•	on the election of seven nominees to serve on our Board of Directors until the next Annual Meeting and until their successors are duly elected and qualified; and
•	on the ratification of the appointment of CF & Co., L.L.P. as independent registered public accounting firm for the fiscal year ending June 30, 2010; and
•	with respect to such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

What are the Board of Directors’ recommendations?

The Board of Directors recommends a vote:

•	FOR the election of each of the nominees listed in Proposal 1.
•	FOR the ratification of the appointment of CF & Co., L.L.P. as independent registered public accounting firm for the fiscal year ending June 30, 2010 in Proposal 2.

Who is entitled to vote at the Annual Meeting?

Our Board of Directors has set October 6, 2009 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned shares of our Common Stock at the close of business on the Record Date may vote at the Annual Meeting.

How many votes do I have?

You will have one vote for each share of our Common Stock that you owned at the close of business on the Record Date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Co., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of our Common Stock is entitled to one vote. There is no cumulative voting. We had 22,151,408 shares of Common Stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of our outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and transact business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy has been properly voted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors?

Election of directors is by a plurality of the votes cast. This means that the seven individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; nominees do not need to receive a majority to be elected. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors, but do not have discretion to vote on non-routine matters, such as bonus plans, amendments to stock option plans and stockholder proposals opposed by management.

If you do not provide voting instructions to your broker and the broker has indicated on the proxy card or voting instruction card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast (such as an amendment to a stock option plan). However, with respect to a proposal that requires a majority of the outstanding shares (such as an amendment to the certificate of incorporation), a broker non-vote has the same effect as a vote against the proposal.

Can I change or revoke my vote after I return my proxy card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote via the internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Secretary specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the internet, or by voting by ballot at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend. Each stockholder may also bring one guest to the meeting if there is space available.

What do I need to attend the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present proof of ownership of our stock as of the Record Date. Any appointed holder of a proxy from a stockholder must present the properly executed proxy card. Stockholders and proxy holders must also present a form of photo identification, such as a driver’s license or passport.

Who pays for the proxy solicitation and how will Epoch solicit votes?

The Company will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our Common Stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I access the proxy materials and annual report electronically?

You may access and review the proxy materials online at www.proxyvote.com. The Company also maintains a website which contains current information on operations and other corporate governance matters. The website address is www.eipny.com. Through the “Investor Relations” section of our website, we make available, free of charge, our Annual Report on Form 10-K and our proxy filed with the Securities and Exchange Commission (the “SEC”), as well as quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the meeting for any purpose relevant to the meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 640 Fifth Avenue, 18th Floor, New York, New York 10019. Please contact our Secretary to make arrangements.

What if I have questions about lost stock certificates or I need to change my mailing address?

To get more information about these matters, stockholders of record may call Continental Stock Transfer & Trust Co. at (212) 509-4000 or write to Continental Stock Transfer & Trust Co., 17 Battery Place, 8th Floor, New York, New York 10004:

For lost stock certificates —	Attention: Lost Securities Department
For mailing address changes —	Attention: FISO Department

VOTING PROCEDURES

Your vote is important. You may vote by telephone, via the internet, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or via the internet, you do not need to return your proxy card.

Vote by Telephone

You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote via the Internet

The website for internet voting is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the internet, you also can request electronic delivery of future proxy materials. If you vote via the internet, please note that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, for which you will be responsible.

Vote by Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Proxy Services, P.O. Box 9163, Farmingdale, NY 11735-9826.

Vote at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card or voting instruction card but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.

General

This Proxy Statement, including the letter from our Chairman and Notice of Annual Meeting of Stockholders (collectively the “Proxy Statement”), is furnished to the holders (“Stockholders”) of Common Stock of the Company, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at our Annual Meeting to be held on December 3, 2009, including any adjournments or postponements thereof. It is anticipated that the mailing of Notice card will commence on or about October 23, 2009. The mailing of a printed copy of this proxy statement and form of proxy to certain stockholders will commence on or about October 23, 2009.

Our Board does not know of any matters that are expected to be presented for consideration at our Annual Meeting other than the matters described in this Proxy Statement. However, if other matters properly come before our Annual Meeting, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in accordance with their judgment.

All proxies received pursuant to this solicitation will be voted “FOR” Proposals 1 and 2, except where authority to vote is specifically withheld and where another choice is specified, in which event, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by our Board intend to vote “FOR” Proposals 1 and 2.

Record Date; Stockholders Entitled to Vote; Quorum

Only Stockholders of Record at the close of business on October 6, 2009 will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, we had 22,151,408 shares of Common Stock outstanding. Shares of our Common Stock are the only securities entitled to vote at our Annual Meeting and each share of Common Stock outstanding as of the Record Date will be entitled to one vote. The presence in person or by proxy of the Stockholders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

Delaware law and our By-Laws require that each of the seven nominees for director be elected by a plurality of the votes cast.

Revocability of Proxies

A Stockholder may revoke a proxy at any time before its exercise by:

•	Notifying the Company in writing at 640 Fifth Avenue, 18th Floor, New York, New York 10019, Attention: Adam Borak, Secretary,
•	Completing a later-dated proxy, or
•	Appearing in person and voting at the Annual Meeting. Additional proxy cards are available from our Secretary.

Solicitation of Proxies

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mail, proxies may be solicited personally or by telephone by our directors, officers or employees, none of whom will receive any compensation in addition to their regular remuneration. We will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their proxies.

Voting of Proxies

Proxies will be voted in accordance with the instructions indicated thereon. A validly executed proxy which does not indicate instructions will be voted “FOR” the Proposals. The Annual Meeting will be held for the transaction of business described above and for the transaction of such other business as may properly come before the Annual Meeting. Proxies will confer discretionary authority with respect to any other matters which may properly be brought before the Annual Meeting. At the date of this Proxy Statement, the only business which our management intends to present, or knows that others will present, is that described in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons holding proxies solicited hereunder intend to vote such proxies in accordance with their judgment on all such matters.

Tabulation of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. Abstentions will be counted toward the tabulation of votes cast on the proposals and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has six directors, each elected to the Board at our last Annual Meeting. Members serve for a one-year term and until his or her successor has been elected and qualified or until the director’s resignation or removal. Our present Board of Directors consists of the following individuals:

Director	Position	Audit Committee	Compensation Committee	Nominating/Corporate Governanace Committee
Allan R. Tessler	Chairman of the Board		X	X
William W. Priest	Chief Exective Officer, Director
Enrique R. Arzac	Director	X
Jeffrey L. Berenson	Director		X	X
Peter A. Flaherty	Director	X	X*	X*
Eugene M. Freedman	Director	X*

X	= Member
*	= Committee Chairman

Director Transitions

Mr. Eugene M. Freedman has advised the Company of his intent to retire from the Board effective at the 2009 Annual Meeting. Mr. John L. Cecil is being nominated as a replacement director. Mr. Timothy T. Taussig, our President and Chief Operating Officer, is also being nominated as a director, which will effectively increase the size of the Board to seven directors.

Nominees for Director

The Board, upon the recommendation of the Governance/Nominating Committee, has nominated Messrs. Tessler, Priest, Arzac, Berenson, Cecil, Flaherty and Taussig for election as directors for the Company for a term ending at the 2010 Annual Meeting. Messrs. Tessler, Priest, Arzac, Berenson and Flaherty presently serve as directors. Each nominee has consented to being named in this proxy statement and indicated to the Company that he would serve if elected.

At our Annual Meeting, directors are to be elected, each to hold office (subject to our By-Laws) until the next Annual Meeting of Stockholders and until a respective successor has been elected and qualified. If any nominee should become unavailable for any reason, which we do not anticipate, the proxies will be voted for any substitute nominee or nominees who may be selected by our Nominating/Corporate Governance Committee prior to, or at, the Annual Meeting, or, if no substitute is selected, for a motion to reduce the membership of our Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished to us by them.

ALLAN R. TESSLER	Director since 1980	Age: 73

Chairman.  Mr. Tessler has served as Chairman of the Board since May 1994. He has been the Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. Previously, he was Co-Chairman and Co-Chief Executive Officer of Interactive Data Corporation (formerly Data Broadcasting Corporation), a securities market data supplier, from June 1992 through February 2000. Mr. Tessler was co-founder and Chairman of the Board of Enhance Financial Services, Inc., a public insurance holding company from 1986 through 2001, and was Chairman of the Board of Great Dane Holdings Inc., a private diversified holding company, from 1987 through December 1996. He presently is a director of Limited Brands, Inc. and TD Ameritrade Holding Corporation. He serves as Chairman of the Board of Trustees of the Hudson Institute and is a member of the Board of Governors of the Boys & Girls Clubs of America. Mr. Tessler received his undergraduate degree from Cornell University and L.L.B. from Cornell University Law School.

WILLIAM W. PRIEST	Director since 2004	Age: 68

Chief Executive Officer.  Mr. Priest was appointed to our Board of Directors in June 2004 and became Chief Executive Officer of our Company on June 18, 2004. He currently also serves as Co-Chief Investment Officer and Portfolio Manager of our Company. From 2001 to 2004, Mr. Priest was Co-Managing Partner and Portfolio Manager at Steinberg Priest & Sloane Capital Management, LLC. Prior to joining Steinberg Priest, he was a Member of the Global Executive Committee of Credit Suisse Asset Management, Chairman and CEO of Credit Suisse Asset Management — Americas and CEO and Portfolio Manager of its predecessor firm BEA Associates, which he joined in 1972. Mr. Priest is presently a director of Globe Wireless and InfraReDx, and a Member of the Council on Foreign Relations. He is the author of several published articles and papers on investing and finance, including the most recently published book in 2007, Free Cash Flow and Shareholder Yield: New Priorities for the Global Investor. Mr. Priest is a CFA Charterholder, CPA, and a graduate of Duke University and the University of Pennsylvania Wharton Graduate School of Business.

ENRIQUE R. ARZAC	Director since 2006	Age: 68

Dr. Arzac was appointed to our Board on August 7, 2006. Dr. Arzac, a Senior Professor of Finance and Economics at the Columbia University Graduate School of Business and the Co-Director of the Mergers and Acquisitions program for executives, jointly offered by Columbia and the London Business School, is presently a director of The Adams Express Company (since 1983), Petroleum & Resources Corporation (since 1986), Credit Suisse closed-end funds (since 1990, non-executive chairman since 2005), Credit Suisse U.S. Institutional funds (since 2005), Aberdeen closed-end funds (since 2009), and Starcomms Plc (since June 2008). He is the author of the book, Valuation for Mergers, Buyouts and Restructuring, and has published many articles in finance and economic journals. Dr. Arzac has served as a financial consultant to the United Nations Conference on Trade Development, the State of New Jersey and several U.S. and foreign corporations and financial institutions. Prior to joining Columbia in 1971, Dr. Arzac taught at the University of Buenos Aires. He holds a CPN from the University of Buenos Aires and an M.B.A., M.A., and Ph.D. from Columbia University.

JEFFREY L. BERENSON	Director since 2004	Age: 59

Mr. Berenson was appointed to our Board on June 2, 2004. Mr. Berenson is the Chief Executive Officer of Berenson & Company, Inc., a privately owned, independent investment banking firm headquartered in New York City that he co-founded in 1990. From 1978 until founding Berenson & Company, Mr. Berenson was employed by Merrill Lynch & Company, and served at various times as head of Merrill Lynch’s Mergers and Acquisitions Group and co-head of its Merchant Banking unit. Mr. Berenson is presently a director of Noble Energy, Inc. Mr. Berenson graduated with a B.A. from Princeton University.

JOHN L. CECIL	Age: 55

Mr. Cecil is a private investor, and since 2005 has served as an advisor to a number of financial services institutions, including Lehman Brothers, the New York Stock Exchange, and Neuberger Berman. Previously, Mr. Cecil served as Chairman of CP Kelco, a privately-held specialty chemicals company beginning in 2001. He oversaw the successful turnaround at the company, culminating in its sale at the end of 2004. Prior to CP Kelco, Mr. Cecil was the Chief Financial and Administrative Officer of Lehman Brothers Holdings Inc. from 1994 until 2000. He was also a member of the Lehman Brothers’ Operating and Executive Committees. During that time, Lehman Brothers became a public company and grew its earnings and market capitalization more than 50 percent annually. Prior to Lehman Brothers, Mr. Cecil was a Director in the New York City office of McKinsey & Company, Inc. Mr. Cecil joined McKinsey in 1980, was elected partner in 1986, and was a Director from 1991 through 1993. Mr. Cecil graduated with honors from Princeton University in 1976 with an A.B. in public and international affairs from the Woodrow Wilson School. He graduated from Harvard Law School with a J.D. Magna Cum Laude in 1980 and, the same year, received his M.B.A. from Harvard Business School, graduating as a Baker Scholar. Mr. Cecil is a Senior Vice Chairman of the Board of Directors of Graham-Windham Agency and is also on the Board of Directors of The Graham School (a New York Special Act Public School). He is a member of the Advisory Council of the Bendheim Center for Finance at Princeton University. Finally, Mr. Cecil serves on the Wildlife Conservation Society’s Global Conservation Council.

PETER A. FLAHERTY	Director since 2004	Age: 65

Mr. Flaherty was appointed to our Board on July 20, 2004. Mr. Flaherty has been Managing Director of Arcon Partners, LLC, a private investment firm since 2005, and is currently a Director Emeritus of McKinsey & Company, Inc., which he joined in 1975. At McKinsey, Mr. Flaherty worked predominantly with financial institutions, as well as media and information companies. Mr. Flaherty is active in private investments and for many years served on, and led, McKinsey’s Investment Advisory Committee, which is responsible for pension and discretionary partner investments, with a particular focus on alternative investments. He serves on the Boards of The Rockefeller University, The Foreign Policy Association, The Kenyon Review and TechnoServe. He serves as Chairman of the Advisory Council of the Johns Hopkins School of Advanced International Studies and is a member of the Council on Foreign Relations. Mr. Flaherty is a graduate of Stanford University, the Johns Hopkins School of Advanced International Studies and the Harvard Business School.

TIMOTHY T. TAUSSIG	Age: 52

President and Chief Operating Office.  Mr. Taussig became President and Chief Operating Officer of our Company on June 2, 2004. From 2003 to 2004, Mr. Taussig was Chief Operating Officer of Trident Investment Management, LLC, (“Trident”) a global hedge fund and a sub-advisor to a mutual fund for non-U.S. equity mandates. At Trident he was responsible for the firm’s business, operations, and marketing requirements. Prior to his employment with Trident, Mr. Taussig was a Managing Director and Co-Head of Global Marketing for Credit Suisse Asset Management — Americas and its predecessor firm, BEA Associates, which he joined in 1985. His responsibilities included marketing, client service and e-commerce strategies across all distribution channels. Mr. Taussig holds a B.A. from Dartmouth College.

Our Nominating/Corporate Governance Committee has evaluated each individual in the context of our Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience.

Unless a stockholder withholds authority to vote, the persons named in the enclosed proxy will vote for the election of the nominees named. Although it is not anticipated that any of the persons nominated for election to the Board will be unable to stand for election, in the event of such an occurrence a proxy may be voted for a substitute designated by our Board. However, in lieu of designating a substitute, our By-Laws permit a motion to reduce the number of directors by the number of nominees available.

The individuals set forth above will be placed in nomination for election to our Board. The Board recommends a vote “FOR” the election of each of the above nominees. Unless a contrary choice is specified, proxies solicited by our Board will be voted “FOR” election of directors.

CORPORATE GOVERNANCE; BOARD OF DIRECTORS

Board Member Independence

Our Board has determined that, other than Messrs. Priest and Taussig, each of the nominees for director is “independent” as independence is defined by the NASDAQ (“NASDAQ”) Corporate Governance Standards for Listed Companies.

Communications with our Board of Directors

Our Board provides a process for Stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with our Board, any committee chairperson or our non-employee directors as a group by writing to the Board or committee chairperson in care of Epoch Holding Corporation, Attention: Secretary, 640 Fifth Avenue, 18th Floor, New York, New York 10019. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-employee directors.

Committees of the Board and Meetings

The Board of Directors held six meetings during the fiscal year ended June 30, 2009. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board and the standing committees of which the director was a member. All of the directors were present at the 2008 Annual Meeting of the Company’s stockholders.

Our Board has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The Board has determined that all members of the Audit, Compensation and Nominating/Corporate Governance Committees are “independent directors” as defined by NASDAQ Corporate Governance Standards for Listed Companies.

The Audit Committee, which presently consists of Messrs. Freedman, Flaherty and Arzac, held five meetings during fiscal 2009. In the event a member was unable to participate in any given meeting, the Chairman of the Audit Committee briefed, in full, such absentee member as to the discussion at such meeting. The Audit Committee reviews and satisfies itself as to the adequacy of the structure of our financial organization and as to the proper implementation of our financial reporting and accounting policies. Mr. Freedman serves as Chairman of the Audit Committee, and our Board has determined that Mr. Freedman is an Audit Committee “financial expert” as defined in Item 401 of Regulation S-K. We believe that each of our Audit Committee members is financially sophisticated, has accounting or related financial management expertise, and is able to read and understand our financial statements.

The Compensation Committee, which presently consists of Messrs. Tessler, Berenson, and Flaherty, held five meetings during fiscal year 2009. The Compensation Committee makes recommendations to the Board as to salaries, bonuses, and other forms of compensation for our Chief Executive Officer and other executive officers. Mr. Flaherty currently serves as Chairman of the Compensation Committee.

Our Nominating/Corporate Governance Committee, which consists of Messrs. Flaherty, Berenson and Tessler, is responsible for identifying and evaluating nominees for director and for recommending the nominees for election at our Annual Meeting of Stockholders. The Nominating/Corporate Governance Committee held one meeting during the fiscal year 2009 and two meetings subsequent to June 30, 2009. Mr. Flaherty serves as Chairman of the Nominating/Corporate Governance Committee.

In evaluating the suitability of individuals for Board membership, our Nominating/Corporate Governance Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded company; the individual’s understanding of our businesses and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. Our Nominating/Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, our Nominating/ Corporate Governance Committee considers a director’s past attendance at meetings and participation in, and contributions to, the activities of the Board. Our Nominating/Corporate Governance Committee has not established any specific minimum qualification standards for nominees to our Board, although from time to time our Board may identify certain skills or attributes (e.g., financial experience and investment advisory and sub-advisory management experience) as being particularly desirable to help meet specific Company needs that have arisen. Our Nominating/Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees.

Nominees must be approved for nomination in accordance with the criteria and procedures set forth by the Nominating/Corporate Governance Committee.

In identifying potential candidates for Board membership, the Nominating/Corporate Governance Committee relies on suggestions and recommendations from Board members, management and others. The Nominating/Corporate Governance Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Currently, no such firms have been retained.

Our Nominating/Corporate Governance Committee will consider timely written suggestions from our Stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2010 Annual Meeting of Stockholders should follow the proposal process requirements as set forth in the “Submission of Stockholder Proposals” section of this proxy. The manner in which director nominee candidates suggested in accordance with this policy are evaluated will not differ from the manner in which candidates recommended by other sources are evaluated.

Corporate Governance

We monitor regulatory developments and review our policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the U.S. Securities and Exchange Commission and NASDAQ. Additional corporate governance information, including copies of our Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter, can be found through the “Investor Relations” section of our website at www.eipny.com.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct (“Code of Ethics”) that applies to all of our employees, officers and directors. Our Code of Ethics constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and the “code of conduct” under the NASDAQ Marketplace Rules. A copy of the Code of Ethics is available through the “Investor Relations” section of the Company’s website, www.eipny.com. We intend to post amendments to, or waivers from, the Code of Ethics at this location on our website. In addition, we will provide a copy of our Code of Ethics and Business Conduct, free of charge, to any stockholder who calls or submits a request in writing to:

Epoch Holding Corporation
640 Fifth Avenue, 18th Floor
New York, New York 10019
Attention: Adam Borak, Secretary
(212) 303-7200

Our employees and directors are required to report any conduct that they believe could in any way be construed as a fraudulent or illegal act or otherwise in violation of the Code of Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Director Compensation

The Board believes that a substantial portion of director compensation should be in the form of equity to help align directors’ interests with the interests of stockholders. The Compensation Committee annually reviews and recommends to our Board of Directors the compensation of our non-employee directors. For fiscal year 2009, directors who are not salaried employees of our Company received annual fees equal to $80,000, with a minimum of $60,000 payable in Common Stock, at the discretion of the director, based on the volume weighted average price of the Common Stock for the five business days ended June 30, 2008. Awards are granted at the beginning of the fiscal year, and vest one year from the date of grant. Directors who receive compensation as officers or employees of the Company receive no additional compensation for their services on the Board. All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board and its committees.

Director Compensation Table

The following table provides information about the compensation earned by our non-employee directors in fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Enrique R. Arzac	—	78,096	78,096
Jeffrey L. Berenson	20,000	58,577	78,577
Peter A. Flaherty	—	78,096	78,096
Eugene M. Freedman	—	78,096	78,096
Allan R. Tessler	20,000	58,577	78,577

(1)	For fiscal year 2009, Messrs. Berenson and Tessler elected to receive a portion of the director compensation as cash.
(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Compensation (“SFAS 123R”). The grant date fair value computed in accordance with SFAS 123R of restricted stock granted to each director in 2009 was $78,096, with the exception of Messrs. Berenson and Tessler whose restricted stock grant was $58,577. The grant date fair value was based on the grant date closing price.

For fiscal year 2010, directors who are not salaried employees of our Company will receive annual fees equal to $60,000, with a minimum of $40,000 payable in Common Stock, at the discretion of the director, based on the volume weighted average price of the Common Stock for the five business days ended June 30, 2009.

As of June 30, 2009, our non-employee directors held the following unvested restricted shares and unexercised stock options:

Name	Unvested Restricted Shares (#)(1)	Stock Options Outstanding and Exercisable (#)(2)
Enrique R. Arzac	8,582	—
Jeffrey L. Berenson	6,437	—
Peter A. Flaherty	8,582	—
Eugene M. Freedman	8,582	—
Allan R. Tessler	6,437	30,000

(1)	The awards of July 1, 2008 vest on July 1, 2009, one year from the date of grant. All awards are subject to continued service as a director through the vesting date. Messrs. Berenson and Tessler elected $20,000 cash and $60,000 in stock. All of the other non-employee directors elected $80,000 in stock.
(2)	Mr. Tessler held 30,000 options issued in September 1999, with an exercise price of $9.00 per share and a term of ten years from the date of grant.

EXECUTIVE OFFICERS OF THE COMPANY

Biographies of the current executive officers of the Company are set forth below, excluding Messrs. Priest’s and Taussig’s biographies, which are included in the “Election of Directors” section of this Proxy Statement. Each executive officer serves at the discretion of the Board of Directors. There are no family relationships among the directors, executive officers and other key employees of Epoch.

ADAM BORAK	Age: 42

Chief Financial Officer.  Mr. Borak joined our Company on August 8, 2005 as Chief Financial Officer. Mr. Borak was previously a Director of Finance at Credit Suisse Asset Management — Americas, and its predecessor firm BEA Associates. During his seven year tenure, he was responsible for the corporate finance function of the firm’s New York office. Prior to that, Mr. Borak was the Chief Financial Officer of Lehman Brothers Canada, Inc. and also worked for Lehman Brothers in New York. Mr. Borak is a CPA, and began his career with PriceWaterhouse. Mr. Borak received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

J. PHILIP CLARK	Age: 57

Executive Vice President.  Mr. Clark joined our Company on June 2, 2004 as Executive Vice President responsible for Client Relations. For the prior 17 years, Mr. Clark was with Sanford Bernstein and Company and its successor firm, Alliance Capital. His responsibilities included being National Managing Director of Bernstein's private client business where he frequently spoke at the firm's Client and Professional Conferences. Previously, he was Managing Director of Bernstein's Institutional Asset Management business. He initiated and managed Bernstein's successful sub-advisory business and was responsible for many of the marketing innovations in practice at that firm today. Mr. Clark holds a B.S. in Administrative Sciences from Yale University.

DAVID N. PEARL	Age: 50

Executive Vice President.  Mr. Pearl was named as an Executive Vice President of the Company in February 2006. Mr. Pearl has been a Managing Director and Head of US Equities since June 2004, and Co-Chief Investment Officer since February 2009. From 2001 until June 2004, Mr. Pearl was a Managing Director and Portfolio Manager at Steinberg Priest & Sloane Capital Management, LLC where he was responsible for both institutional and private client assets. Prior to that, he held a similar portfolio management position at ING Furman Selz Asset Management and earlier was a Senior Portfolio Manager at Citibank Global Asset Management. Prior to Citibank, Mr. Pearl was an officer and Senior Analyst at BEA Associates, predecessor to Credit Suisse Asset Management — Americas. Mr. Pearl received an MBA from Stanford University Graduate School of Business and a B.S. in Mechanical Engineering from the University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (the “Committee”) is comprised entirely of “independent directors” under NASDAQ listing standards who are also non-employee directors as defined in Rule 4200(c)(15) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 16b-3”) and “outside directors” as defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Committee authorizes and determines all salaries for our officers, administers our incentive compensation plan in accordance with the powers and authority granted in such plan, determines any incentive awards to be made to our officers, administers our stock incentive plan and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Section 162(m) and administers other matters relating to compensation or benefits.

Additionally, the Compensation Committee engages an independent compensation consultant, Johnson Associates, Inc. to advise on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Johnson Associates, Inc. also provides guidance on compensation for the next levels of senior management and equity compensation programs generally. To maintain the independence of their advice, Johnson Associates, Inc. does not provide any other services for the Company.

The Committee annually reviews and approves our executive compensation strategy and principles to ascertain whether they are aligned with our business strategy and objectives, stockholder interests, desired behaviors and corporate culture. The Committee establishes the total compensation paid to the executive officers with the goal of being fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar in most respects to those provided to other key employees.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Executive Vice Presidents during fiscal 2009 are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee acknowledges that the investment management and financial services industry is highly competitive and that experienced professionals have potential career mobility. The Company competes for executive talent with a large number of investment management and financial services companies, some of which are privately owned and others that have significantly larger market capitalizations than the Company. We are a smaller company in a highly competitive industry and our ability to attract, retain and reward our named executive officers and other key employees is essential to maintaining the Company’s competitive position. The Company’s comparatively smaller size within its industry provides unique challenges, and therefore, is a substantial factor in the design of the executive compensation program. The Committee’s goal is to maintain a compensation program that is competitive within the Company’s industry. Each year, the Committee reviews the executive compensation program with respect to the external competitiveness of the program, the linkage between executive compensation and the creation of stockholder value, and determines what changes, if any, are appropriate.

In determining the form and amount of compensation payable to the Company’s named executive officers, the Committee is guided by the following objectives and principles:

•	Compensation levels should be sufficiently competitive to attract and retain key executives. The Company aims to ensure its executive compensation program attracts, motivates and retains high performance talent and rewards them for the Company’s achieving and maintaining a competitive position in its industry. Total compensation should increase with position and responsibility.
•	Compensation should relate directly to performance and incentive compensation should constitute a substantial portion of total compensation. The Company aims to foster a pay-for-performance culture, with a majority of total compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to, and vary with, the Company’s financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact the Company’s strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.
•	Long-term incentive compensation should align executives’ interests with the Company’s stockholders. Awards of equity-based compensation encourage executives to focus on the Company’s long-term growth and prospects and incentivize executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.
•	Benefits should comprise an element of executive compensation. The Company provides several benefits. The Committee believes that the Company’s benefits are competitive with its peers and provide additional incentive for strong performance.

The Company’s executive compensation program is designed to reward the achievement of initiatives regarding growth and productivity, including:

•	To set, implement and communicate strategies, goals and objectives that ensure growth in assets under management and earnings at rates that are competitive with or greater than our peers, create stockholder value, and focus employees on meaningful actions that position the Company for growth.
•	To recruit, motivate and exhibit leadership that aligns employees’ interests with that of our stockholders.
•	To develop and maintain a strong understanding of the competitive environment and position the Company as a competitive force within its industry.
•	To develop business models and systems that seek out strategic opportunities, which benefit the Company and our stockholders.
•	To sustain an investment culture focused on performance and high quality products that benefit clients.
•	To implement a culture of compliance and unwavering commitment to operate the Company’s business with the highest standards of professional conduct and compliance.

Compensation Process

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive cash and equity-based executive compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. In establishing total annual compensation for the named executive officers, the Committee reviews and considers the following:

•	Management’s Role in the Compensation-Setting Process. The Company’s Chief Executive Officer, William W. Priest, provides evaluations of all senior executive officers, and provides recommendations to the Committee regarding base salary levels and the form and amount of the annual incentive bonus and long-term equity award paid to all senior executive officers who report directly to Mr. Priest. Additionally, Mr. Priest and other officers of the Company attend Committee meetings and, upon the Committee’s request, provide compensation and other information to the Committee, as well as historical breakdowns of primary compensation components for each executive officer.
•	Compensation Consultant. The Committee Charter provides the Committee sole authority to retain and terminate any compensation consulting firm or other adviser, independent from management and the Company, it deems appropriate. For fiscal 2008 and 2009, the Committee engaged Johnson Associates, Inc. to review and assess total compensation and individual pay components and evaluate long-term incentive objectives for the named executive officers, and to provide various compensation analyses requested by the Committee. Specifically, the Committee directed Johnson

Associates, Inc. to provide (1) comparative compensation data with respect to the Company’s peer group, including both public and private asset management companies and (2) recommendations regarding the Company’s overall compensation program and executive officers’ pay levels.
•	Benchmarking Against Our Peer Group. With the assistance of Johnson Associates, Inc., the Committee benchmarked the Company’s executive compensation program in fiscal 2009 against a group of companies in the asset management and financial services industry. The Company competes for market share, institutional clients, mutual fund shareholders, executive talent and employees within the investment advisory industry. The peer group includes several of the companies in the Investment Advisor Standard Industry Classification Code 6282, as well as several companies in the Dow Jones U.S. Asset Managers Total Stock Market Index, a composite of publicly traded asset management companies, that are both used for comparison purposes in the Company’s stock performance graph included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The companies comprising the compensation peer group are Boston Private Financial Holdings Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Cowen and Company, LLC; Diamond Hill Investment Group, Inc.; GAMCO Investors, Inc.; Merriman Curhan Ford Group, Inc.; Private Bancorp Inc.; Resource America, Inc.; Sanders Morris Harris Group Inc.; Stifel Financial Corporation; U.S. Global Investors, Inc.; Waddell & Reed, Inc.; Thomas Weisel Partners Group, LLC; Westwood Holdings Group, Inc.; and Wilmington Trust Corporation.

The Committee does not necessarily believe that it is appropriate to establish compensation levels based exclusively or primarily on benchmarking to the Company’s publicly traded peers. Although many of those companies may compete with the Company in certain lines of business, they are not, in the main, fully comparable in terms of size, scope or operations. The Committee looks to external market data as one of several reference points in reviewing and establishing individual pay components and total compensation and ensuring that the Company’s executive compensation is competitive in the marketplace. In addition to reviewing our market positioning against our public competitors, the Committee also reviews competitive compensation information obtained from McLagan Partners’ Investment Management Survey, a widely used source for compensation information within public and private investment firms. This survey provides more detailed analysis of compensation for a greater depth of investment management employees than are available for public companies and are specifically focused on the asset management industry.

•	Compensation Analysis Tools. In addition to the competitive compensation survey information provided by Johnson Associates, Inc., the McLagan surveys, and the historical breakdown of the total compensation components for each executive officer provided by management, the Committee also reviewed various compensation metrics. The Committee intends to continue using and developing these aides in the future as compensation practices are reviewed and evolve in order to provide the Committee with the most relevant information and analyses practicable.
•	Determining Compensation Levels. The Committee annually determines targeted total compensation level, as well as the individual pay components of the named executive officers. In making such determinations, the Committee reviews and considers (1) market survey information for comparable public and private asset managers, (2) recommendations of the Company’s Chief Executive Officer, based on individual responsibilities and performance, (3) historical compensation levels for each named executive officer, (4) current industry and market conditions, (5) the Company’s future objectives and challenges, and (6) overall effectiveness of the executive compensation program.

There is no pre-established policy or target for the allocation between cash and long-term equity-based incentive compensation. Rather, the Committee considers information provided by the compensation surveys and peer group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. In general, as executives progress to higher levels of our company, their ability to directly impact our performance and shareholder value increases, and our need to retain these executives’ increases. As a result, they receive a larger allocation of their total compensation in the form of long-term equity-based incentive compensation compared to the average for all employees.

Based upon information received from Johnson Associates, Inc., recommendations of the Chief Executive Officer, and its own judgment, the Committee approved the base salary, performance-based cash incentive award and performance-based restricted stock incentive award of each named executive officer in fiscal 2009. The Committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with the Company’s compensation philosophy and principles.

By design, our compensation program for executive officers is designed to minimize excessive risk taking. Our base salary component of compensation is structured to lessen risk taking because it is a fixed amount. The current Omnibus Plan awards have the following risk limiting characteristics:

•	Awards to each executive officer are limited by the terms of the Omnibus Plan to a fixed maximum specified in the Plan or a fixed percentage of an incentive pool;
•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;
•	Members of the Compensation Committee approve the final Omnibus Plan awards in their discretion, after the review of executive and corporate performance;
•	For executive officers, a significant portion of the award value is delivered in the form of stock or options that vest over multiple years, which aligns the interests of executive officers to long-term shareholder interests.

Forms of Compensation

Total compensation for the named executive officers consists of one or more of the following components:

•	Base salary,
•	Cash incentive bonus awards;
•	Long-term equity-based incentive awards;
•	Employee and post-retirement benefits; and
•	Perquisites.

Base Salary

Base salaries are reviewed annually by the Committee. Generally, base salaries are governed by (1) tenure of service, (2) scope and complexity of the position, including current job responsibilities, (3) relative salaries of the Company’s peers, and (4) recommendations of the Chief Executive Officer, including an evaluation of each officer’s individual performance and contribution to the Company’s financial, operational and strategic goals and objectives. Consistent with compensation practices generally applied in the investment management and financial services industry, base salaries generally form a lower percentage of total compensation, with a majority of total compensation coming from variable incentive compensation that is tied to Company performance. The Committee may elect not to increase an executive officer’s annual salary, and has so elected in prior years, in an effort to limit base salary increases and to enforce the philosophy that a majority component of total compensation for executive officers should come from incentive compensation. However, if warranted, the Committee will increase base salary where an executive officer was assigned additional responsibilities or was promoted.

Cash Incentive Bonus Awards

Epoch provides its executives with the opportunity to earn variable cash compensation based on a combination of individual and corporate performance, and the actual awards may vary significantly among recipients. Such cash awards may be in the form of performance-based annual incentive awards and discretionary bonus awards. The Committee believes that cash incentive bonus awards promote high performance and achievement of corporate goals and objectives by key employees, encourage the growth of stockholder value and allow key employees to participate in our long-term growth and profitability.

The Committee grants performance-based annual incentive awards of cash to our executives, in such amounts and subject to such terms, conditions and metrics as the Committee may determine. The Committee believes that the payment of cash performance-based annual incentive awards provides effective short-term incentives for the named executive officers and other employees, rewards individual and company-wide performance and recognizes the executives’ and employees’ contributions to serving our clients and creating value for our stockholders.

Long-Term Equity-Based Incentive Awards

Long-term equity-based incentive awards are designed to align the interests of our named executive officers, as well as all of our employees, with the interests of our clients and stockholders. Long-term equity-based incentive awards are issued pursuant to the Company’s 2004 Omnibus Long-Term Incentive Compensation Plan (the “Omnibus Plan”), as amended, was approved by stockholders at the December 2008 Annual Meeting. Such awards are intended to encourage our named executive officers and other employees to focus on our long-term performance. While the Omnibus Plan provides the flexibility to issue several types of long-term equity-based incentive awards, the Committee expects that its equity-based awards will likely be limited to performance-based restricted stock and option awards. Long-term equity-based incentive awards are a key component of our overall compensation program and we believe it has enabled us to attract, retain and motivate talented professionals. The Committee also believes that performance-based restricted stock and option awards are the most effective equity-based awards to accomplish these objectives, as it best conveys the concept of ownership to grantees and allows them to vote the shares and receive dividends on their vested and unvested stock.

The Committee has utilized performance based restricted stock awards over the last five years as a meaningful component of total compensation paid to the named executive officers. The Committee has the authority, pursuant to the Omnibus Plan, to grant performance based shares based upon Company and individual performance. Such shares can be shares of Common Stock and/or performance units which are expressed in terms of Common Stock. Historically, the Committee has awarded restricted Common Stock. Such shares contain vesting and other provisions. Equity based compensation has been a significant component of compensation for our named executives, as the Committee believes that a larger allocation to long-term equity-based incentive awards provides better alignment of incentives between employees, stockholders and clients. These awards also allow the executives to participate in any growth in stockholder value to which they contribute. Because of the risk of forfeiture if the recipient’s employment ends before the restrictions have terminated, restricted stock grants also serve as a valuable retention tool.

The vesting and number of restricted shares of our stock may be conditioned upon the lapse of time or the satisfaction of other factors determined by the Committee. The recipient of restricted shares will generally have the rights and privileges of a stockholder with respect to the right to receive dividends and the right to vote the shares. None of the restricted shares may be sold, transferred or pledged during the restricted period, and all restricted shares shall be forfeited, and all rights to the shares will terminate, if the recipient ceases to be an employee before the expiration or termination of the restricted period and satisfaction of any other conditions prescribed by the Committee with respect to the shares. The restrictions on transferability, and risks of forfeiture, generally lapse as follows: 12.5% immediately at grant, and at the rate of 12.5%, 25%, and 50% upon the completion of the first, second, and third anniversaries, respectively.

In fiscal 2009, the Committee utilized performance based stock option awards, along with performance based restricted stock awards, as a component of total compensation paid to the named executive officers. Stock options are rights to purchase a specified number of shares of the Company’s common stock at a pre-determined price. The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of common stock on the date that the option is exercised. Because the exercise price of an option (the price at which the shares may be purchased) is fixed, an option becomes more valuable as the price of our common stock increases. Alternatively, an option recipient will not receive any value from a stock option if the price of our common stock decreases below the exercise price of the option. Therefore, stock option grants are intended to focus management’s attention on long-term stock price appreciation. Stock options are also a valuable retention tool because our option grants vest and are exercisable over a period of time and unvested options are forfeited if the recipient’s employment terminates. The options granted to our named executive officers in fiscal 2009 vest in 33.3% increments in each of the three years after the grant date, and expire in seven years. These options have an exercise price equal to the five day volume weighted average price of the common stock at the time of grant, but a contingent conversion (“hurdle”) price 50% above the exercise price whereby, upon vesting, the options are exercisable only if the volume weighted average price of the Company’s common stock equals or exceeds the hurdle price for a period of at least 20 trading days.

No right to vote or receive dividends or any other rights as a stockholder exist with respect to the Company’s stock options, until the stock options are exercised and common stock is issued.

The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award granted, provided that it does not materially and adversely affect the rights of the recipient. This includes accelerating the vesting of any restricted stock award or accelerating the vesting or the exercisability of any stock option.

For the named executive officers and all other eligible employees, equity-based awards have historically been made in conjunction with annual reviews. Grants for the named executive officers are determined based on performance evaluations by the Committee, which focus on company performance, group performance and individual performance. For each named executive officer, other than the Chief Executive Officer, the Chief Executive Officer submits a recommendation to the Committee, which has full discretion for review, modification and final approval of awards.

The Committee does not rely solely on predetermined formulas, weighted factors or a limited set of criteria in making compensation decisions. In determining incentive awards payable to named executive officers, the Committee considers, among other things, the Company’s financial, strategic and operating results, performance of the Company’s products, execution of the Company’s business plan, the Company’s total shareholder return, leadership and personal performance, analysis of the executive’s historical and current compensation, and competitiveness of the executive’s total compensation.

The Committee intends to continue its strategy of compensating the Company’s named executive officers through programs that emphasize performance-based incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.

The foregoing discussion primarily describes the compensation philosophies, principles and practices the Committee utilizes in setting executive compensation currently. In the future, as the Committee continues to review each element of the executive compensation program, these philosophies, principles and practices may change.

Tax and Accounting Implications

Compliance with Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly held companies for certain compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) as of the end of any fiscal year. However, the statute exempts qualifying “performance-based” compensation from the deduction limit if certain requirements are met.

In designing our compensation programs, the Committee’s policy is to generally structure programs to achieve deductibility under Section 162(m). The Committee will strive to preserve the deductibility of executive compensation under Section 162(m), but the Committee reserves the flexibility to take actions that may be based on considerations in addition to tax deductibility. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve components of compensation for certain officers that are not deductible. In addition, it is possible that some performance-based compensation paid to the named executive officers will not satisfy Section 162(m) performance-based requirements, and as a result, a portion of such compensation may not be deductible by us.

Employee and Post-Retirement Benefits

We offer employee and post-retirement benefit coverage to all employees in order to provide employees with a reasonable level of financial support in the event of injury, illness or disability and to provide employees with the ability to accumulate retirement savings. All employees are eligible to participate in all benefit programs including medical, dental and vision insurance, short and long-term disability insurance, and life insurance. In addition, all employees are eligible to participate in the Epoch Holding Corporation 401(k) Plan (the “Savings Plan”). The cost of health insurance and the Savings Plan is partially borne by employees, including the named executive officers. We bear the cost of disability insurance and a set amount of term life insurance for all employees on a non-discriminatory basis.

Savings Plan and Profit Sharing Contributions

Under the Savings Plan, employees may contribute up to 60% of their salary subject to the IRS annual maximum. Employees are vested immediately in their Savings Plan contribution. The Savings Plan also authorizes the Company to make discretionary contributions to employees’ Savings Plan accounts based on our profitability and performance. The profit sharing component of the Savings Plan is meant to be broad-based and all employees are eligible for discretionary profit sharing contributions. In 2009, we made a discretionary contribution of $3,000 to each eligible employee, including the named executive officers.

Pension Benefits

None of our named executives participate in, or have account balances in, qualified or non-qualified defined benefit plans sponsored by Epoch.

Perquisites

During the year, the Company paid certain life insurance premiums on behalf of Mr. Priest. We do not provide any other significant perquisites or personal benefits to our named executive officers.

Fiscal 2009 Executive Compensation

In order to align the timing of measurement and payment of annual performance-based incentive awards for the named executive officers with that of all other Company employees, who are compensated on a calendar year basis, the Compensation Committee established a six month stub period of July 1, 2008 through December 31, 2008 for the establishment of performance goals for the named executive officers. Thereafter, all named executive officers will be compensated on a full calendar year basis.

On July 28, 2008, the Committee approved the performance goals for the period July 1, 2008 through December 31, 2008, pursuant to which performance-based incentive awards were to be awarded to Messrs. Priest, Clark, Pearl and Taussig under the Omnibus Plan. The Omnibus Plan, as amended, was approved by stockholders at the December 2008 Annual Meeting. The awards were designed to ensure that annual bonuses meet the performance-based compensation rules under Section 162(m). The Committee established the maximum aggregate annual incentive award that could be awarded to Messrs. Priest, Clark, Pearl and Taussig, as well as the maximum amount payable to each of those individuals, based on the Committee’s assessment of our profitability at the end of the period. The actual amount payable as annual incentive for each of Messrs. Priest, Clark, Pearl and Taussig was determined by the Committee, which could reduce, but not increase, the maximum awards determined by the performance formula.

The maximum aggregate annual incentive award that could be awarded to Messrs. Priest, Clark, Pearl and Taussig for the six month performance period was 1.25x earnings before income tax, depreciation and amortization (amortization includes the amortization of stock-based compensation) (“EBITDA”), and provided EBITDA was at least $2.5 million. EBITDA for the six month period July 1, 2008 through December 31, 2008 was approximately $4.1 million, and therefore the maximum aggregate annual incentive award was approximately $5.1 million. For each of Messrs. Priest, Clark, Pearl and Taussig, the maximum individual amount payable was .3125x EBITDA, or 25% of the maximum aggregate annual incentive award. The maximum individual amount payable for the six month period July 1, 2008 through December 31, 2008 was therefore approximately $1.3 million. The Committee chose EBITDA as the basis for the performance formula because it believes that EBITDA is a meaningful indicator of our performance and profitability and also believes that structuring the performance in this way closely aligns the incentives of these executives with our stockholders. The Committee chose these multiples based on its review of market and peer group compensation data as well as its subjective assessment of the proper allocation to performance-based incentive awards within the total compensation of these executives.

The Committee considered the fact that the six month period July 1, 2008 through December 31, 2008 brought extremely challenging industry and market conditions, including one of the worst financial crises in history, particularly within the financial services sector. The Committee considered the performance challenges during the period, including the decline in AUM and revenues caused by the significant declines in the equity markets. These factors and management’s prompt and effective response to the extreme market conditions weighed heavily on the Committee’s assessment of the Company’s overall performance and on its decisions regarding compensation.

The Committee reduced the maximum and individual awards determined under the Omnibus Plan to ensure that the actual payouts reflected the performance of the Company and the respective executive, and were reasonable relative to peer compensation. As noted earlier, the Committee does not rely solely on predetermined formulas, weighted factors or a limited set of criteria in making compensation decisions.

Fiscal 2009 Executive Compensation Components

For the fiscal year ended June 30, 2009, the principal components of compensation for named executive officers were:

•	Base salary,
•	Cash incentive bonus awards;
•	Long-term equity-based incentive awards;
•	Employee and post-retirement benefits; and
•	Perquisites.

Base Salary

Each Named Executive Officer receives a base salary that provides a minimum, fixed level of cash compensation and is set at the beginning of the calendar year. Pursuant to the terms of his employment agreement, Mr. Priest, our CEO, receives a minimum base salary of $350,000. In considering the CEO’s base salary, as well as the salaries of the other named executives, the Committee considered the factors discussed above under “Forms of Compensation Program — Base Salary”, including the contribution and scope of responsibility of each executive, the CEO’s and Committee’s views of the initiative, business judgment and management skills of the named executive, the CEO’s and Committee’s views as to the individual performance by the named executive officer during the previous fiscal year, the available market data for other peer named executives, and recommendations from the compensation consultant.

Additionally, the Committee considered measures of the Company’s performance in the prior fiscal year, including assets under management, revenues, income from continuing operations. The Committee also considered the current market environment.

For fiscal 2009 the Committee elected not to adjust the base salaries of any of the Named Executive Officers because it felt that their base salaries were consistent with the Committee’s objectives.

Cash Incentive Bonus Awards

In January 2009, the Committee determined the cash incentive bonus award for Messrs. Priest, Clark, Pearl and Taussig for the six month period July 1, 2008 through December 31, 2008. In setting this award, the Committee considered measures of the Company’s performance during that six month period, including: the amount of net inflows in assets under management, the change in assets under management, the investment performance of certain key products, the changes in the Company’s revenues, pre-tax margin and earnings per share, changes in the trading price of the Company’s common stock, and the market environment.

The Committee also took into account subjective measures of each named executive’s responsibilities and performance during the period including:

•	Continued increased roles and responsibilities in conjunction with our growth; and
•	Leadership of our management team throughout the period during one of the worst financial crises in history, which particularly affected financial services companies.

In addition, the Committee considered information received from its outside compensation consultant, Johnson Associates, Inc., as to cash compensation levels of chief executive officers and peer named executives of relevant competitor asset management firms and the reasonableness of the amount of the awards the Committee was considering granting. Taking these factors into account, the Committee established a cash incentive award of $260,000 for the CEO, Mr. Priest, and $260,000 each for Messrs. Clark, Pearl and Taussig for the six month period July 1, 2008 through December 31, 2008, paid in January 2009. Mr. Borak, the Company’s CFO and a named executive, has historically been compensated on a calendar year basis with other employees, and received a cash incentive award of $275,000 for the full calendar year, paid in January 2009.

In sum, given our commitment to link executive compensation to performance, and in light of the weakening economy and markets, and resultant impact on our Company's financial performance for the six month period July 1, 2008 through December 31, 2008, the Committee reduced annualized cash incentive bonus payouts by an average of approximately 28% for Messrs. Priest, Clark, Pearl and Taussig compared to their fiscal year 2008 variable compensation. Mr. Borak’s cash incentive bonus payout for the full year decreased by approximately 10% compared to his prior year’s cash incentive compensation.

No cash incentive bonus amounts were paid to any of the executive officers subsequent to January 2009. Prospectively, the named executives will continue to be compensated annually on a calendar year basis, along with the other employees of the Company.

Long-Term Equity-Based Incentive Awards

In January 2009, the Committee determined the long-term equity-based incentive awards for Messrs. Priest, Clark, Pearl and Taussig for the six month period July 1, 2008 through December 31, 2008. In setting this award, the Committee considered measures of the Company’s performance for the six month period July 1, 2008 through December 31, 2008, including the measures considered in setting the cash incentive bonus awards (see “Cash Incentive Bonus Awards” above). In light of the performance challenges that were factored into the Committee’s evaluation of Company performance for the six month period July 1, 2008 through December 31, 2008, the Committee also considered the following key accomplishments:

•	The continued expansion of the product line;
•	The continued expansion of the distribution channels;
•	Solid long-term investment performance, particularly based on risk-adjusted returns;
•	Continued net inflows, approximately $650 million, despite a very tumultuous market period;
•	Continued enhancements to the Company’s operating infrastructure;
•	The implementation of cost-cutting initiatives in the period to better align the Company’s cost structure with the reduction in AUM and revenue caused by the broad equity market decline; and
•	Client satisfaction.

The Committee also took into account subjective measures of each named executive’s responsibilities and performance during the six month period July 1, 2008 through December 31, 2008 including:

•	The increased roles and responsibilities in conjunction with the growth of the Company;
•	The leadership of Epoch’s management team throughout the period; and
•	The strengthening of Epoch’s brand recognition and overall image.

In addition, the Committee considered equity-based incentive awards of chief executive officers and peer named executives of relevant competitor asset management firms and the reasonableness of the amount of the awards the Committee was considering granting. Taking these factors into account, the Committee established long-term equity based incentive awards of the equivalent of $170,000 for the CEO, Mr. Priest, $170,000 for Mr. Clark, $180,000 for Mr. Pearl, and $200,000 for Mr. Taussig for the six month period July 1, 2008 through December 31, 2008, paid in January 2009. Mr. Borak received a long-term equity-based incentive award of $200,000 for the full calendar year, paid in January 2009.

In sum, after consideration of all the factors above, for the six month period July 1, 2008 through December 31, 2008, the Committee reduced annualized long-term equity-based incentive compensation by an average of approximately 28% for Messrs. Priest, Clark, Pearl and Taussig compared to their fiscal year 2008 long-term equity-based compensation. Mr. Borak’s long-term equity-based incentive compensation for the full year decreased by approximately 5% compared to his prior year’s long-term equity-based incentive compensation.

No long-term equity based incentive amounts were paid to any of the executive officers subsequent to January 2009. Prospectively, the named executives will continually to be compensated annually on a calendar year basis, along with the other employees of the Company.

Calendar Year 2009 Executive Compensation

On March 26, 2009, the Committee approved the calendar year 2009 performance goals pursuant to which performance-based incentive awards will be awarded to Messrs. Priest, Clark, Pearl and Taussig under the Omnibus Plan. The Omnibus Plan, as amended, was approved by stockholders at the December 2008 Annual Meeting. The awards are designed to ensure that annual bonuses meet the performance-based compensation rules under Section 162(m). The Committee established the maximum aggregate annual incentive award that could be awarded to Messrs. Priest, Clark, Pearl and Taussig, as well as the maximum amount payable to each of those individuals, based on the Committee’s assessment of our profitability at the end of the fiscal year. The actual amount payable as annual incentive for each of Messrs. Priest, Clark, Pearl and Taussig is determined by the Committee, which can reduce, but not increase, the maximum awards determined by the performance formula.

The maximum aggregate annual incentive award that could be awarded to Messrs. Priest, Clark, Pearl and Taussig for the annual performance period is 1.25x earnings before income tax, depreciation and amortization (amortization includes the amortization of stock-based compensation) (“EBITDA”), and provided EBITDA is at least $3 million. For each of Messrs. Priest, Clark, Pearl and Taussig, the maximum individual amount payable is .3125x EBITDA, or 25% of the maximum aggregate annual incentive award. The Committee chose EBITDA as the basis for the performance formula because it believes that EBITDA is a meaningful indicator of our performance and profitability and also believes that structuring the performance in this way closely aligns the incentives of these executives with our stockholders. The Committee chose these multiples based on its review of market and peer group compensation data as well as its subjective assessment of the proper allocation to performance-based incentive awards within the total compensation of these executives.

The Committee may reduce the maximum and individual awards determined under the Omnibus Plan to ensure that the actual payouts reflect the performance of the Company and the respective executive, and are reasonable relative to peer compensation. As noted earlier, the Committee does not rely solely on predetermined formulas, weighted factors or a limited set of criteria in making compensation decisions.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2009, the Compensation Committee consisted of three non-employee directors — Messrs. Tessler, Berenson and Flaherty. None of the executive officers serve as a director of another corporation in a case where an executive officer of such other corporation serves as a director of our Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Section 402(b) of Regulation S-K with management and, based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended June 30, 2009.

Respectfully Submitted:

The Compensation Committee

Peter A. Flaherty, Chairman
Jeffrey L. Berenson
Allan R. Tessler

Notwithstanding anything to the contrary set forth in any filings of Epoch Holding Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material as filed under the Securities Act or Exchange Act.

Summary Compensation Table

The following table summarizes the total compensation during the fiscal year ended June 30, 2009 of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers.

Position	Year	Salary(1)	Bonus(2)(3)	Stock Awards(2)(3)(4)	Option Awards(2)(3)(5)	All Other Compensation(6)	Total
William W. Priest	2009	$350,000	$260,000	$469,234	$8,840	$95,273	$1,183,347
Chief Executive Officer	2008	325,000	725,000	382,917	—	95,273	1,528,190
	2007	275,000	600,000	232,442	—	94,473	1,201,915
Adam Borak	2009	250,000	275,000	189,295	10,400	3,000	727,695
Chief Financial Officer	2008	237,500	315,000	217,065	—	3,000	772,565
	2007	212,500	250,000	151,580	—	2,200	616,280
J. Philip Clark	2009	300,000	260,000	546,026	8,840	3,000	1,117,866
Executive Vice President	2008	300,000	725,000	449,679	—	3,000	1,477,679
	2007	275,000	600,000	387,257	—	2,200	1,264,457
David N. Pearl	2009	300,000	260,000	566,023	9,360	3,000	1,138,383
Executive Vice President	2008	300,000	725,000	442,082	—	3,000	1,470,082
	2007	275,000	600,000	336,239	—	2,200	1,213,439
Timothy T. Taussig	2009	300,000	260,000	486,088	10,400	3,000	1,059,488
President	2008	300,000	725,000	334,596	—	3,000	1,362,596
	2007	275,000	600,000	232,442	—	2,200	1,109,642

(1)	Represents the effective salary recognized for the fiscal year ended June 30, 2009. Pursuant to the terms of Mr. Priest’s employment agreement (see “Employment Agreements”), Mr. Priest received an increase in base salary from $300,000 to $350,000 in January 2008. Also in January 2008, the Committee approved an increase in base salary for Mr. Borak from $225,000 to $250,000.
(2)	The Compensation Committee approves the total amount received for bonuses and approves the allocation of incentive bonuses among our executive officers. Amounts awarded are paid in cash, shares of restricted stock and stock options.
(3)	In order to align the timing of measurement and payment of annual performance-based incentive awards for Messrs. Priest, Clark, Pearl and Taussig with that of all other Company employees, who are compensated on a calendar year basis, the Compensation Committee established a six month stub period of July 1, 2008 through December 31, 2008 for the establishment of performance goals for Messrs. Priest, Clark, Pearl and Taussig. The amounts shown for the fiscal year ended June 30, 2009 for those individuals represent performance-based compensation for the six month period July 1, 2008 through December 31, 2008. No performance-based amounts were paid to any of the executive officers for the period subsequent to that time. Prospectively, the named executives will continue to be compensated annually on a calendar year basis, along with the other employees of the Company.
(4)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009 and amounts related to restricted stock grants made prior to fiscal 2009, in accordance with SFAS 123R. All restricted stock awards reported in this table were awarded for fiscal years 2006, 2007, 2008 or 2009 and were reported in the grants of plan-based award tables of our proxy statements in those years. None of the executive officers named in the table forfeited any restricted stock awards during the fiscal years indicated.
(5)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009 and amounts related to stock options grants made during fiscal 2009, in accordance with SFAS 123R. Stock option awards are valued for purposes of this table using the Black-Scholes option pricing model. See the “Summary of Significant Accounting Policies” footnote 2 or the “Stock Option Awards” section of footnote 10 to our Consolidated Financial Statements included in our

Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for a discussion of the assumptions used in estimating the value of each award. None of the executive officers named in the table forfeited any stock option awards during the current fiscal year.
(6)	For each executive officer, includes contributions by the Company to the Epoch Holding Corporation 401(k) Plan. For Mr. Priest, amount also includes premiums paid by the Company for certain life insurance policies held by Mr. Priest.

Grants of Plan-Based Awards

The following table provides information concerning each plan-based award granted during the fiscal year ended June 30, 2009 to our named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Close Price(5)	Full Grant Date Fair Value(6)
William W. Priest	7/28/2008	37,899			$11.60	$439,628
	1/30/2009	16,546			6.13	101,427
	1/30/2009		35,052	$6.17		63,647
Adam Borak	1/30/2009	19,465			6.13	119,320
	1/30/2009		41,238	6.17		74,880
J. Philip Clark	7/28/2008	37,899			11.60	439,628
	1/30/2009	16,546			6.13	101,427
	1/30/2009		35,052	6.17		63,647
David N. Pearl	7/28/2008	53,505			11.60	620,658
	1/30/2009	17,519			6.13	107,391
	1/30/2009		37,114	6.17		67,392
Timothy T. Taussig	7/28/2008	49,046			11.60	568,934
	1/30/2009	19,465			6.13	119,320
	1/30/2009		41,238	6.17		74,880

(1)	All shares of restricted stock were awarded pursuant to the Omnibus Plan. The restricted stock vests as follows: 12.5% immediately, and at the rate of 12.5%, 25%, and 50% upon the completion of the first, second, and third anniversaries, respectively. Dividends are paid on shares of restricted stock at the same time, and in the same amounts, as dividends are paid on our other outstanding shares of Common Stock.
(2)	All stock options were awarded pursuant to the Omnibus Plan. The stock options vest ratably over the three years from the grant date and have a seven year contractual term. No right to vote or receive dividends or any other rights as a stockholder exist with respect to the Company’s stock options, until the stock options are exercised and common stock is issued.
(3)	In order to align the timing of measurement and payment of annual performance-based incentive awards for Messrs. Priest, Clark, Pearl and Taussig with that of all other Company employees, who are compensated on a calendar year basis, the Compensation Committee established a six month stub period of July 1, 2008 through December 31, 2008 for the establishment of performance goals for Messrs. Priest, Clark, Pearl and Taussig. The amounts shown for the January 30, 2009 grants for those individuals represent performance-based compensation for the six month period July 1, 2008 through December 31, 2008. No performance-based amounts were paid to any of the executive officers for the period subsequent to that time. Prospectively, the named executives will continue to be compensated annually on a calendar year basis, along with the other employees of the Company.

(4)	The stock options have an exercise price of $6.17, which was the volume weighted average price for the five business day range of January 16, 2009 through January 23, 2009, as approved by the Compensation Committee. However, upon vesting, the options are exercisable only if the volume weighted average price of the Company’s common stock equals or exceeds $9.25, the hurdle price, for a period of at least 20 trading days. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option price valuation model using the following assumptions for the calculation: expected term of four years; expected volatility of 50%; dividend yield of 1.94%; risk-free interest rate of 1.59%; and an estimated discount due to restriction on exercise of 15%.
(5)	The grant date close price equals the closing price of our Common Stock on the grant date.
(6)	The Full Grant Date Fair Value is the total amount that we will recognize as an expense over the award’s vesting schedule under SFAS 123R. As the awards vest, a pro rata portion of this amount will be included in our Summary Compensation Table each year. For restricted stock, we calculate the grant date fair value by multiplying the number of shares granted by the closing price of our Common Stock on the grant date. For stock options, we calculate the grant date fair value by multiplying the number of stock options granted by the Black-Scholes option price. The actual value realized, if any, on stock options exercises will be dependent on overall market conditions, our future performance and the future prices of our common stock. There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.

Outstanding Equity Awards at June 30, 2009

The following table provides information as of June 30, 2009 about the outstanding equity awards held by our named executive officers.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(3)	Market Value of Shares of Stock That Have Not Vested ($)(4)
William W. Priest	08/01/2006					39,593	$342,084
	08/15/2007					32,996	285,085
	07/28/2008					33,162	286,520
	01/30/2009	—	35,052	$6.17	01/31/2016	14,478	125,090
Adam Borak	01/31/2007					13,914	120,217
	01/31/2008					14,670	126,749
	01/30/2009	—	41,238	6.17	01/31/2016	17,032	147,156
J. Philip Clark	08/01/2006					84,842	733,035
	08/15/2007					24,388	210,712
	07/28/2008					33,162	286,520
	01/30/2009	—	35,052	6.17	01/31/2016	14,478	125,090
David N. Pearl	08/01/2006					53,734	464,262
	08/15/2007					27,257	235,500
	07/28/2008					46,817	404,499
	01/30/2009	—	37,114	6.17	01/31/2016	15,329	132,443
Timothy T. Taussig	08/01/2006					39,593	342,084
	08/15/2007					24,388	210,712
	07/28/2008					42,915	370,786
	01/30/2009	—	41,238	6.17	01/31/2016	17,032	147,156

(1)	The stock options will vest ratably on 01/31/2010, 01/31/2011 and 01/31/2012.

(2)	Shares granted to employees vest at a rate of 12.5% immediately and remaining amounts vest at the rate of 12.5%, 25% and 50% upon the completion of the first, second, and third years of service from grant date, respectively. The vesting schedules for the restricted stock awards are as follows:

Grant Date	Remaining Vesting Dates
08/01/2006	08/01/2009
01/31/2007	01/31/2010
08/15/2007	08/15/2009, 08/15/2010
01/31/2008	01/31/2010, 01/31/2011
07/28/2008	07/28/2009, 07/28/2010, 07/28/2011
01/31/2009	01/31/2010, 01/31/2011, 01/31/2012
(3)	In order to align the timing of measurement and payment of annual performance-based incentive awards for Messrs. Priest, Clark, Pearl and Taussig with that of all other Company employees, who are compensated on a calendar year basis, the Compensation Committee established a six month stub period of July 1, 2008 through December 31, 2008 for the establishment of performance goals for Messrs. Priest, Clark, Pearl and Taussig. The amounts shown for the January 30, 2009 grants for those individuals represent performance-based compensation for the six month period July 1, 2008 through December 31, 2008. No performance-based amounts were paid to any of the executive officers for the period subsequent to that time. Prospectively, the named executives will continue to be compensated annually on a calendar year basis, along with the other employees of the Company.
(4)	The amounts are calculated by multiplying the number of unvested shares of restricted stock held by the named executive officer at the close of business on June 30, 2009 by $8.64, the closing price of our Common Stock on the last trading day of the fiscal year.

Option Exercises and Stock Vested Table

The following table provides information about vesting of restricted stock during fiscal year 2009 for our named executive officers. No stock options were exercisable during fiscal year 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William W. Priest	67,101	$770,436
Adam Borak	43,696	418,814
J. Philip Clark	88,290	1,023,406
David N. Pearl	95,288	1,099,199
Timothy T. Taussig	67,426	772,826

(1)	The value realized upon vesting of restricted stock is calculated by multiplying the fair market value of a share of Common Stock on the vesting date (the closing price of our Common Stock on the vesting date) by the number of shares vested.

Employment Agreements

The Company entered into a three-year employment agreement with its Chief Executive Officer, William W. Priest, in November 2007, effective January 1, 2008. The agreement calls for a base annual salary of $350,000 and bonus compensation in accordance with the Company’s bonus and incentive compensation plans then in effect. The agreement also calls for certain payments in the event of termination. The payments could vary depending on the cause of termination and whether or not the Board of Directors elects to enforce a non-compete agreement. The agreement was reviewed and approved by the Company’s Compensation Committee and the Board of Directors. There are no employment agreements with any other executive officer of our Company.

Potential Payments on Termination or a Change of Control

With the exception of Mr. Priest, and the above mentioned employment agreement, we have not provided our named executive officers with agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment has ended or following a change of control of Epoch.

Termination (Including for Cause, Other Than for Cause, Death or Disability)

As described in the “Compensation Discussion and Analysis” in this Proxy Statement, our named executive officers typically receive long-term incentive awards in the form of restricted stock and stock options. Except as otherwise determined by the Compensation Committee, upon termination of a named executive’s continuous service during the applicable restriction period, the named executive’s restricted stock and stock options at that time shall be forfeited. The Compensation Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock shall be waived in whole or in part in the event of terminations resulting from specified causes. The Compensation Committee also has the authority to accelerate the vesting of any restricted stock in its discretion at any time.

Change of Control

All unvested shares of restricted stock and stock options issued to a named executive officer automatically vest, and all restrictions on the shares will lapse, upon a change of control of Epoch (as defined below), except to the extent of any waiver by the executive, and subject to any applicable restrictions due to legal or other requirements. Upon vesting, shares cease to be subject to transfer restrictions and forfeiture.

However, if in the event of a change in control the successor company assumes or substitutes for the unvested shares of restricted stock and stock options, then the unvested shares of restricted stock and stock options shall not be accelerated.

For purposes of our restricted stock and stock options, a “change of control” of Epoch means (1) a person, other than one of our affiliates, becoming the direct or indirect owner of securities representing 50% or more of the combined voting power of our outstanding stock, or (2) during any period of two consecutive years individuals who constitute the Board of Directors cease for any reason to constitute at least a majority of the Board, or (3) the approval by our stockholders of an agreement to merge or consolidate Epoch with or into another company (with Epoch not remaining an independent publicly owned company) or to sell or otherwise dispose of all or substantially all of our assets, other than a transaction in which Epoch or its stockholders own 50% or more of the combined voting power of the surviving entity.

The following two tables set forth information regarding potential payments to each of our named executive officers in the event of a termination of his or her employment, upon death or disability, or following a change of control of Epoch.

Estimated Post-Termination Payments for William W. Priest, Chief Executive Officer

Payments Upon Termination(1)	With Cause(2)	Without Cause or Resignation with Good Reason(3)	Change of Control(4)	Voluntary Resignation(5)	Death or Disability(6)
Base Salary	$—	$350,000	$700,000	$—	$—
Annual Bonus Incentive	430,000	1,394,000	2,358,000	430,000	430,000
Accelerated Stock Options(7)(8)	—	—	—	—	—
Accelerated Restricted Stock(7)(9)	—	1,038,779	1,038,779	—	1,038,779
Total	$430,000	$2,782,779	$4,096,779	$430,000	$1,468,779

(1)	The amounts in the respective columns are calculated as if the different scenarios occurred on June 30, 2009, the last day of the fiscal year, and are subject to the terms of the Employment Agreement between William W. Priest and the Company.

(2)	Termination by Employer with Cause. Mr. Priest would be entitled to receive any unpaid base salary, any accrued but unused vacation pay and any unpaid bonus, in each case through the date of termination.
(3)	Termination by Employer without Cause or by Executive with Good Reason. Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to one (1) times Mr. Priest’s annual base salary plus one (1) times his average bonus; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.
(4)	Termination in Connection with Change of Control. Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to two (2) times Mr. Priest’s annual base salary plus two (2) times his average bonus; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.
(5)	Voluntary resignation. Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to the remaining base salary through the end of the fiscal year of termination; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.
(6)	Death or disability. Mr. Priest (or his estate, as the case may be) would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to the remaining base salary through the end of the fiscal year of termination; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.
(7)	Assumes the Compensation Committee waives the forfeiture conditions of the restricted stock and stock options in whole in the event of a termination of employment resulting from the respective specified causes.
(8)	The amounts include unvested, in-the-money stock options that would immediately vest upon the listed event. Upon vesting, the options are exercisable only if the volume weighted average price of the Company’s common stock equals or exceeds $9.25, the hurdle price, for a period of at least 20 trading days. At June 30, 2009, Mr. Priest held no in-the-money unexercised unvested stock options pursuant to the terms indicated herein.
(9)	Amounts are calculated by multiplying the number of unvested shares of restricted stock held by Mr. Priest by $8.64, the closing price of our Common Stock on June 30, 2009, the last trading day of the fiscal year.

Estimated Post-Termination Payments for Named Executive Officers, other than the Chief Executive Officer

Name	Accelerated Stock Options ($)(1)(2)	Accelerated Restricted Stock ($)(1)(3)
Adam Borak
Upon Termination	$—	$394,122
Upon Death or Disability.	—	394,122
Upon Change of Control	—	394,122
J. Philip Clark
Upon Termination	—	1,355,357
Upon Death or Disability	—	1,355,357
Upon Change of Control	—	1,355,357
David N. Pearl
Upon Termination	—	1,236,704
Upon Death or Disability	—	1,236,704
Upon Change of Control	—	1,236,704
Timothy T. Taussig
Upon Termination	—	1,070,738
Upon Death or Disability	—	1,070,738
Upon Change of Control	—	1,070,738

(1)	Assumes the Compensation Committee waives the forfeiture conditions of the stock options and restricted stock in whole in the event of a termination of employment resulting from the respective specified causes. The amounts in the columns are calculated as if the named executive officer’s termination of employment, death or disability, or the change of control occurred on June 30, 2009.
(2)	The amounts include unvested, in-the-money stock options that would immediately vest upon the listed event. Upon vesting, the options are exercisable only if the volume weighted average price of the Company’s common stock equals or exceeds $9.25, the hurdle price, for a period of at least 20 trading days. At June 30, 2009, none of the named executive officers held in-the-money unexercised unvested stock options pursuant to the terms indicated herein.
(3)	The amounts are calculated by multiplying the number of unvested shares of restricted stock held by the named executive officer by $8.64, the closing price of our Common Stock on June 30, 2009, the last trading day of the fiscal year.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed CF & Co., L.L.P. (“CF”) as the independent registered public accounting firm of our Company for the fiscal year ending June 30, 2010. Representatives of CF are expected to be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of CF & Co., L.L.P. as our independent registered public accounting firm for the fiscal year ending June 30, 2010. Unless a contrary choice is specified, proxies solicited by our Board will be voted “FOR” ratification of the appointment.

Pre-Approval Policies and Procedures

The Audit Committee, or any member designated by the Audit Committee Chairman, approves in advance all audit and any non-audit services rendered by CF to Epoch and its consolidated subsidiaries. Any member to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has considered the role of CF in providing tax services to the Company and has concluded that such services are compatible with CF’s independence as the Company’s independent registered public accounting firm. CF does not provide any business consulting or other non-audit services to the Company.

All audit, audit-related and tax services performed by our independent registered public accounting firm which required pre-approval, as defined in our Audit Committee’s policies and procedures, were pre-approved. Services other than audit, audit-related and tax services, which did not require pre-approval pursuant to those policies were brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Chairman of our Audit Committee in accordance with SEC rules and regulations.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees paid or accrued by the Company for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K, for the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for tax services for the fiscal years ended June 30, 2009 and 2008 were as follows:

	2009	2008
	(Dollars in Thousands)
Audit Fees(1)	$274	$310
Audit-Related Fees(2)	5	6
Tax Fees(3)	101	126
All Other Fees(4)	—	—
Total Fees	$380	$442

(1)	Audit fees were for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report and audit of internal control over financial reporting, as well as review of consolidated financial statements included in the Company’s Quarterly Reports, and consultations on accounting and financial reporting matters. Audit fees also include travel expenses.
(2)	Audit-related fees are principally for review of the Company’s proxy statements and attendance at stockholders’ meetings in fiscal 2009 and fiscal 2008, and review of Form S-8 in fiscal year 2009.
(3)	Tax fees include preparation of income tax returns and consultations on various tax matters performed in fiscal 2009 and fiscal 2008.
(4)	There were no fees billed by CF in fiscal 2009 or fiscal 2008 for any other services not described in the three categories listed immediately above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the financial accounting and reporting of Epoch. In addition to selecting the Company’s independent registered public accounting firm (“independent auditor”), the Audit Committee is responsible for monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditor, (iv) the compliance by the Company with legal and regulatory requirements, and (v) the Company’s system of disclosure controls and its system of internal controls over financial reporting. The Audit Committee is composed of three independent directors and operates under a written charter adopted and approved by the Board of Directors. Each Audit Committee member, during the fiscal year ended June 30, 2009, and as of the date of the adoption of this report, is independent under the standards established by the Board and the NASDAQ. The Board of Directors has also determined that Mr. Freedman qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee held five meetings during the fiscal year ended June 30, 2009. The meetings were intended, among other things, to facilitate communication among the Audit Committee, management, and the independent auditor, CF & Co., L.L.P. The Audit Committee reviewed with management and its independent auditor the overall scope and plans for the respective audit and discussed with both management and the independent auditor the results of their examinations and their evaluations of Epoch’s internal controls. The Audit Committee’s discussions with management and the independent auditor included a review of significant accounting policies applied by Epoch in its financial statements. The Committee meets with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

For fiscal year 2009, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditor. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2009, and the independent auditor provided the Audit Committee with its related attestation report.

Epoch’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles, and for the establishment and effectiveness of Epoch’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. Epoch’s independent auditor is responsible for auditing those financial statements in accordance with generally accepted auditing standards and for attesting to the effectiveness of Epoch’s internal control over financial reporting. The Audit Committee monitors and reviews these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Epoch as of, and for the fiscal year ended, June 30, 2009 with management and Epoch’s independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, including the quality, not just the acceptability, of the significant accounting policies, the reasonableness of management judgments and estimates and the clarity of disclosures in the financial statements.

Furthermore, the Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditor its independence from Epoch and its management. When considering the independent auditor’s independence, the Audit Committee considered whether its provision of services to Epoch beyond those rendered in connection with their audit and review of

Epoch’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditor for audit and non-audit services.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that Epoch’s audited consolidated financial statements as of, and for the fiscal year ended, June 30, 2009 be included in Epoch’s Annual Report on Form 10-K filed with the SEC. The Audit Committee also recommended to the Board, and the Board approved, the selection of CF & Co., L.L.P. as independent auditor for the fiscal year ending June 30, 2010.

Respectfully Submitted:

The Audit Committee

Eugene M. Freedman, Chairman
Enrique R. Arzac
Peter A. Flaherty

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 6, 2009, certain information regarding the shares of our Common Stock beneficially owned by each (i) Named Executive, (ii) director, (iii) beneficial holder of more than five percent of the outstanding shares of our Common Stock (“Beneficial Holder”), and (iv) all directors and executive officers of our Company as a group.

Named Executive, Director, Beneficial Holder or Identity of Group	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Shares Beneficially Owned(2)
Named Executives:
William W. Priest(3)	3,059,548	13.8%
J. Philip Clark(3)(4)	1,273,379	5.7%
Timothy T. Taussig(3)	1,255,521	5.7%
David N. Pearl(3)	1,068,591	4.8%
Adam Borak(3)	105,861	*
Directors:
Jeffrey L. Berenson(3)	1,667,438	7.5%
Allan R. Tessler(3)(5)	663,622	3.0%
Eugene Freedman(3)	117,680	*
Peter A. Flaherty(3)	63,512	*
Enrique R. Arzac(3)	43,556	*
Beneficial Holders:
Keeley Asset Management Corp.(6)	2,713,230	12.2%
General American Investors Company, Inc.(7)	1,666,667	7.5%
All Named Executives and Directors as a group (10 persons)	9,318,708	42.1%

*	Less than one percent of issued and outstanding Common Stock.
(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children, relatives sharing the same home, and entities owned or controlled by the named person. In computing the number of shares of Common Stock beneficially owned, such persons and entities are also deemed under SEC Rule 13d-3 to beneficially own any shares that they have the right to acquire within sixty (60) days of October 6, 2009 through the exercise of stock options. Unless otherwise noted, shares are owned of record and beneficially by the named person.
(2)	Based upon 22,151,408 shares of Common Stock outstanding as of October 6, 2009. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person or entity, shares of stock subject to the conversion of stock options that are currently exercisable or become exercisable within 60 days of October 6, 2009 are deemed to be outstanding for the holder thereof, but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.
(3)	c/o Epoch Holding Corporation, 640 Fifth Avenue, 18th Floor, New York, New York 10019.
(4)	Includes 1,273,379 shares held by the J Philip/Deborah K Clark Trust u/a 10/06/1994.
(5)	Includes 302,141 shares held by the ART/FGT Family Partners Ltd. and 69,179 shares held by Tessler Family Limited Partnership.
(6)	Based solely upon a Schedule 13F-HR/A for the period ended June 30, 2009, filed by Keeley Asset Management Corp., 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605 on August 13, 2009.
(7)	Based solely upon a Schedule 13F-HR for the period ended June 30, 2009, filed by General American Investors Company, Inc., 100 Park Avenue, 35th Floor, New York, New York 10017 on August 3, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no related party transactions, or proposed transactions, with our Company, or its subsidiaries in an amount exceeding $120,000, or in which a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, since the end of the prior fiscal year ended June 30, 2008.

From time to time, our directors, executive officers and employees, members of their immediate families and companies or affiliates of companies that employ our independent directors may have investments in various investment vehicles or accounts sponsored or managed by us or utilize our products or services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

All material transactions involving affiliated parties are subject to approval by the Audit Committee. We have a written policy addressing the review and approval of related party transactions that is entitled our Conflicts of Interest Policy and is included in the Company’s Code of Ethics and Business Conduct. The Conflicts of Interest Policy provides that, except with the Board of Directors’ prior knowledge and consent, no director, officer or employee of Epoch or its subsidiaries may be involved in a transaction or relationship that gives rise to a “conflict of interest” with Epoch. The policy defines “conflict of interest” as an occurrence where a director, officer or employee’s private interests interfere, or appear to interfere, in any way with our interests as a whole, and specifically includes all related party transactions and relationships we are required to disclose in our proxy statement.

In the event the Board of Directors’ consent to a conflict of interest is sought, the request must be addressed to our compliance officer (or, where the matter involves the compliance officer, to the Audit Committee) and referred to the Audit Committee for its consideration. If the matter involves any member of the Audit Committee, the matter is required to be addressed by the disinterested members of the Board of Directors. A majority of the members of the Audit Committee (or a majority of the disinterested members of the Board of Directors, where applicable) must approve any request. The terms of any transaction consented to must be as favorable to us as the terms would be if the transaction were entered into with an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than ten percent (10%) of the Company’s equity securities to file reports of holdings and transactions in the Company’s equity securities with the SEC, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended June 30, 2009, the Company’s officers, directors and greater than ten-percent owners timely filed all reports they were required to file under Section 16(a).

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article VI of our Articles of Incorporation provides for us to indemnify any and all directors and officers whom it shall have power to indemnify under Section 145 of the Delaware General Corporation Law (DGCL) from and against any and all of the expenses, liabilities or other referred to in, or covered by, such Section. The indemnification provided in Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under our By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

In addition, we have entered into indemnification agreements with each of our named executive officers and directors. Each indemnification agreement provides that, notwithstanding the other provisions of such indemnification agreements, to the extent that a director or officer is a party to and is wholly or partly successful, on the merits or otherwise, in any proceeding covered by an indemnification agreement, we will indemnify such person to the maximum extent consistent with applicable law against all expenses and liabilities actually incurred by or for the director or officer in connection with each successfully resolved claim, issue or matter in such proceeding. If the director or officer is unsuccessful, on the merits or otherwise, we have agreed to indemnify such person unless we prove by clear and convincing evidence in a forum selected by the director or executive officer that the act or omission that gave rise to the proceeding did not meet our indemnification standard.

AVAILABLE INFORMATION

The Company maintains a web site which contains current information on operations and other corporate governance matters. The website address is www.eipny.com. Through the “Investor Relations” section of our website, we make available, free of charge, our Annual Report on Form 10-K, and our proxy filed with the SEC, as well as quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

SUBMISSION OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our 2010 Proxy
Materials.  Stockholders may submit proposals appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 under the Exchange Act. For such a proposal to be included in our proxy materials relating to the 2010 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than June 30, 2010, which is the one-year anniversary of 120 days prior to the mailing date of this year’s proxy materials. Such proposals should be delivered to Epoch Holding Corporation, Attention: Adam Borak, Secretary, 640 Fifth Avenue, 18th Floor, New York, New York 10019. The submission of a stockholder proposal does not guarantee that it will be included in our 2010 Proxy Statement.

By-Law Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting.  Our By-Laws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at our Corporate Headquarters not less than 60 nor more than 90 days prior to the date of the 2010 Annual Meeting. Note, however, that if we provide less than 70 days notice or prior public disclosure to stockholders of the date of the 2010 Annual Meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.

HOUSEHOLDING

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. The Company is householding materials for our stockholders in connection with the current year’s Annual Meeting.

If a broker or other nominee holds your shares and is participating in the practice of householding:

•	You can contact us by calling (212) 303-7200 or by writing to Epoch Holding Corporation, Attention: Adam Borak, Secretary, at 640 Fifth Avenue, 18th Floor, New York, New York 10019, to request a separate copy of the annual report on Form 10-K and proxy statement for the Annual Meeting, or you can contact your broker to make the same request.
•	You can request delivery of a single copy of the annual report on Form 10-K and proxy statement from your broker if you share the same address as another stockholder.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

This proxy statement and the Company’s Annual Report on Form 10-K are online at www.proxyvote.com. The Company also makes available through the “Investor Relations” link of the Company’s website at www.eipny.com.

INCORPORATION BY REFERENCE

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, including our audited financial statements and supplementary data, our management’s discussion and analysis of financial condition and results of operations, and our quantitative and qualitative disclosures about market risk. If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended June 30, 2009, please call or submit a request in writing to Epoch Holding Corporation, Attention: Adam Borak, Secretary, 640 Fifth Avenue, 18th Floor, New York, New York 10019, Tel. No. (212) 303-7200, and we will provide you with a copy of the exhibits at no charge.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DIRECTIONS TO EPOCH HOLDING CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders will be held at the Cornell Club of New York City, 6 East 44th Street, New York, New York 10017, between Fifth and Madison Avenues. The building is in the vicinity of several subway lines, and is also readily accessible by bus, taxicab or automobile.

By Order of the Board of Directors

Adam Borak
Secretary

October 21, 2009

EPOCH

EPOCH HOLDING CORPORATION
640 5TH AVENUE
18TH FLOOR
NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17837-P85909 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EPOCH HOLDING CORPORATION

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Allan R. Tessler
02) William W. Priest
03) Enrique R. Arzac
04) Jeffrey L. Berenson
05) John L. Cecil
06) Peter A. Flaherty
07) Timothy T. Taussig

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date